                                                                    Exhibit 99.1

CONTACTS:

Karen Novak
(408) 542-5282


             WESTERN MULTIPLEX AND PROXIM COMPLETE MERGER FOLLOWING
                              STOCKHOLDER APPROVAL



       PROXIM TO OFFER WIRELESS NETWORKING EQUIPMENT TO CONNECT NETWORKS
                     WITHIN BUILDINGS AND BETWEEN LOCATIONS

SUNNYVALE, Calif., -- March 26, 2002 -- Western Multiplex Corporation (Nasdaq:
WMUX) and Proxim, Inc. (Nasdaq: PROX) completed their merger-of-equals on Tuesday following the approval of both companies' stockholders at meetings held earlier today. Approximately 99% of the votes cast at the Western Multiplex stockholder meeting and approximately 87% of the votes cast at the Proxim stockholder meeting voted to approve the merger. The former stockholders of each of Western Multiplex and Proxim, Inc. own approximately 50 percent of the combined company.

The combined company has taken the name Proxim Corporation. For the first week following the merger, its stock will trade on the Nasdaq under the ticker symbol "PROXd," and will thereafter trade under the symbol "PROX." Proxim Corporation will be headquartered at Proxim, Inc.'s former headquarters in Sunnyvale, California.

In connection with the merger, the combined company has appointed Jonathan Zakin as Chairman of the Board and Chief Executive Officer, David King as President and Chief Operating Officer, Keith Glover as Chief Financial Officer and Amir Zoufonoun as Executive Vice President of Technology.

"This is an important moment not only for Western Multiplex and Proxim, but for the industry itself. It represents a major step forward because it creates the first truly integrated wireless networking equipment provider serving enterprises, service providers and consumers," said Jonathan
Zakin, Chairman and CEO of Proxim Corporation.

"The complementary strengths of the new company are exceptional, as we take the best of our combined technologies, products, channel and market focus to create a new force in wireless connectivity," added David King, President and COO of Proxim Corporation. "Our combined sales and R&D expertise are unmatched in the marketplace. The depth, breadth and experience of our new management team should enable us to successfully leverage these strengths and leadership position in our expanded markets worldwide."

Based on the leverage that the company expects to obtain though cross selling, focused domestic and world wide distribution and scale throughout the organization, Proxim Corporation expects that the transaction will be accretive in the third quarter of 2002.

To effect the merger, Proxim, Inc. merged with and became a wholly-owned subsidiary of Western Multiplex, and Western Multiplex changed its name to "Proxim Corporation." Under the terms of the merger agreement, each share of Western Multiplex common stock will remain outstanding and become 1 share of Proxim Corporation common stock, and each share of Proxim, Inc. common stock has been converted into 1.8896 shares of Proxim Corporation common stock. Proxim Corporation expects to issue approximately 60 million shares in the transaction. Upon the close of stock market trading today, the former Proxim, Inc. common stock will cease trading and no longer be listed on the Nasdaq.

ABOUT PROXIM CORPORATION

Proxim Corporation is a leading manufacturer of wireless networking equipment securely connecting networks within buildings as well as between locations. Proxim's complete line of high-speed fixed wireless solutions and wireless local area networks (LANs) provide enterprises, service providers and consumers with unprecedented network capacity and mobility. Primary applications for the company's products include mobile/wireless backhaul, fiber extension/redundancy, enterprise/campus networks, last mile access and small office and home networking. The company's website is www.proxim.com.

SAFE HARBOR

This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are often identified by words such as "expect," "anticipate" and "intend."

Statements regarding the expected benefits of the merger, including statements regarding the company's enhanced competitive position, the ability of the company to leverage the strength of its technologies, products, sales and research and development expertise and management team, as well as the company's expected financial performance in the third quarter of 2002 and other expected performance are subject to the following risks: that expected synergies will not be achieved; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products, services and technologies; increased competition and its effect on the company's pricing and need for marketing; the inability to establish or renew relationships with commerce, advertising, marketing, technology, and content providers; and to the general risks associated with the companies' businesses. For risks about Proxim Corporation's business, see Western Multiplex' registration statement on Form S-4 filed on February 25, 2002, its Form 10-K for the year-ended December 31, 2001 and subsequent Forms 8-K, Proxim's, Inc.'s Form 10-K for the-year ended December 31, 2001 and subsequent Forms 8-K, and other SEC filings.

                                      # # #